EXHIBIT 99.1

International Aluminum Corporation Announces
Results For The Fourth Quarter and Declares Dividend

MONTEREY PARK, Calif., August 23, 2006:  International Aluminum Corporation (NYSE: IAL) today announced results for the quarter and fiscal year ended June 30, 2006 as follows:

	Quarter Ended June 30
	2006	2005
Net sales	$77,107,000	$67,014,000

Net income	$5,611,000	$4,386,000

Basic and diluted EPS	$1.30	$1.03

	Fiscal Year Ended June 30
	2006	2005
Net sales	$280,826,000	$251,588,000

Net income	$16,244,000	$12,942,000

Basic and diluted EPS	$3.78	$3.04

The Company also reported that its Board of Directors has declared a regular quarterly cash dividend of $.30 per share payable October 10, 2006 to shareholders of record as of September 20, 2006.

Contact:
Ronald L. Rudy, President  (323) 264-1670
Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670